Exhibit 99.1

BioDelivery Sciences Provides Business Review and Update

in Conjunction with Filing of First Quarter 2013 Financials

NDA filing for BUNAVAIL on track for mid-summer 2013

Phase 3 clinical trials for BEMA Buprenorphine in conjunction with Endo to complete in late 2013 or early 2014

Clonidine Topical Gel recently in-licensed and has $300 million plus commercial potential

RALEIGH, N.C., May 9, 2013 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI) announced that it has filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, with the U.S. Securities and Exchange Commission and, in connection therewith, is providing a review of BDSI’s recent achievements and an update on business operations and upcoming milestones for 2013.

Continued progress was made in the development of BDSI’s two buprenorphine-containing products with the completion in January 2013 of the safety study for BUNAVAIL for the treatment of opioid dependence. The study, which included 249 patients who were switched from Suboxone to BUNAVAIL, demonstrated the ease of use and tolerability of BUNAVAIL.

In addition, recruitment continued toward a late 2013 or early 2014 completion of the two ongoing Phase 3 studies for BEMA Buprenorphine for the treatment of chronic pain, which are being conducted in conjunction with BDSI’s partner, Endo Health Solutions.

At March 31, 2013, BDSI had $49.7 million in cash compared to $63.2 million at December 31, 2012 and $32.1 million at March 31, 2012. Cash used in operations for the first quarter of 2013 totaled $13.5 million. Research and development costs were $12.0 million in the first quarter of 2013, compared to a corresponding $4.7 million in the first quarter of 2012. The current quarter increase over the prior year first quarter is due primarily to additional research and development costs associated with the concomitant running of the BUNAVAIL and BEMA Buprenorphine late stage development programs. Also contributing to the increase was the recording in March 2013 of $2.1 million of in-process R&D associated with the license discussed below for Clonidine Topical Gel from Arcion Therapeutics (Arcion).

In addition to clinical development activities, BDSI also made an important stride forward in building its pipeline of products for the treatment of pain with the acquisition of patented Clonidine Topical Gel for the treatment of painful diabetic neuropathy (PDN). BDSI entered into a worldwide licensing agreement with privately held Arcion, where BDSI will develop and commercialize Clonidine Topical Gel.

The effectiveness of Clonidine Topical Gel was previously assessed in reducing pain in PDN in a double-blind, placebo-controlled, Phase 2 study. A significant treatment difference was seen in the pain intensity (p=0.01, n=63) in the planned subset analysis of diabetic patients who had documented evidence of functioning pain receptors in the skin of the lower leg. At a minimum, this supports its effectiveness in diabetic patients with functioning pain receptors in the skin which accounts for approximately one-third to one-half of the nearly 26 million people that according to the American Diabetes Association are suffering from PDN. BDSI plans to prepare for a confirmatory study in the latter part of 2013 which could lead to data availability by the end of 2014. The PDN market is highly under-served by existing products, such as the oral medications Lyrica and Cymbalta. BDSI estimates annual peak sales potential for the product in excess of $300 million in the U.S.

Under terms of the agreement, BDSI made an upfront payment of $2 million to Arcion in the form of unregistered shares of BDSI common stock. No further milestone payments are due to Arcion until successful completion of the clinical development program and the filing of a New Drug Application (NDA).

“BDSI continues to make remarkable progress in advancing its pipeline of BEMA products, BUNAVAIL and BEMA Buprenorphine, toward key milestones, while executing an exciting licensing agreement for Clonidine Topical Gel to extend our pipeline of products in pain,” said Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI. “We are excited about the potential of our product portfolio and are committed to working aggressively toward our primary objective of filing the NDA for BUNAVAIL in mid-summer.”

Anticipated 2013 Milestones

BDSI is focusing its resources on achievement of the following key milestones:

•

Submission of BUNAVAIL NDA for opioid dependence. Based on demonstrating bioequivalence in the pivotal pharmacokinetic study and positive results in the safety study, BDSI anticipates it will submit an NDA to the FDA for BUNAVAIL in mid-summer 2013.

•

BUNAVAIL commercialization opportunities. BDSI will continue to evaluate its strategic options for the commercialization of BUNAVAIL, which include partnership, internal approaches or a combination of these. BDSI expects to finalize its strategy in the second half of 2013.

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Recruitment of two Phase 3 studies for BEMA Buprenorphine. BDSI and Endo expect to continue recruitment in the two Phase 3 efficacy studies for BEMA Buprenorphine for chronic pain, one in opioid experienced and one in opioid naïve patient groups. The trials are expected to complete in late 2013 or early 2014. Upon completion of study enrollment and database lock for each trial, and the acceptance of filing of the NDA with the FDA, BDSI is expected to receive milestone payments from Endo totaling $30 million.

•	Commence Confirmatory Study for Clonidine Topical Gel. BDSI plans to prepare for a confirmatory study in the latter part of 2013 which could lead to data availability by the end of 2014.

•

Re-introduction of ONSOLIS in the U.S. In March 2013, BDSI and its commercial partner Meda submitted a proposal to FDA to reintroduce ONSOLIS for the treatment of breakthrough cancer pain into the U.S. marketplace following previously reported appearance issues with the product. If approved by FDA, the original ONSOLIS formulation may be on the market during the second-half of 2013 while stability data is collected on a newly formulated version of ONSOLIS. These data may be submitted to FDA before the end of the year, and if approved, could allow introduction of the new formulation sometime in 2014.

•

Exploration of potential new products and technologies. In addition to advancing its lead products in development, BDSI is also, as in the past, exploring the application of its BEMA drug delivery technology to additional pharmaceuticals. In addition, BDSI continues to investigate potential new products and technologies to complement and diversify its existing portfolio.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and addiction.

BDSI’s pain franchise currently consists of three products, two of which utilize the patented BioErodible MucoAdhesive (BEMA) drug delivery technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it is marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product using the BEMA technology, BEMA Buprenorphine, is currently in Phase 3 trials for the treatment of moderate to severe chronic pain and is licensed on a worldwide basis to Endo Health Solutions. BDSI’s third pain product in development is Clonidine Topical Gel for the treatment of painful diabetic neuropathy, which is licensed from Arcion Therapeutics.

Additionally, BDSI is developing BUNAVAIL, a high dose formulation of buprenorphine in combination with naloxone for the treatment of opioid dependence. Both BEMA Buprenorphine and BUNAVAIL are in Phase 3 clinical development, and Clonodine Topical Gel is in Phase 2 clinical development.

BDSI’s headquarters is located in Raleigh, North Carolina. For more information visit www.bdsi.com.

Cautionary Note on Forward-Looking Statements

This press release, the presentation referred to herein, and any statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission and those that relate to the Company’s ability to leverage the expertise of employees and partners to assist the Company in the execution of its strategy. Actual results (including, without limitation, the timing for and results of the clinical trials and proposed NDA submissions for, and FDA review of, the Company’s products in development) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Readers are cautioned that peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such estimates are accurate or that such sales levels will be achieved, if at all.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences logo and BUNAVAIL™ are trademarks owned by BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL™ is a trademark owned by Meda Pharma GmbH & Co. KG. All other trademarks and tradenames are owned by their respective owners.

© BioDelivery Sciences International, Inc. All rights reserved.

Contacts:

Brian Korb Senior Vice President The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Al Medwar Vice President, Marketing and Corporate Development BioDelivery Sciences International, Inc. 919-582-9050 amedwar@bdsi.com